Exhibit 10.27

Norman, OK - Residence Inn

PURCHASE CONTRACT

between

IRNM HOTEL INVESTORS L.L.C.

(“SELLER”)

AND

APPLE SEVEN HOSPITALITY OWNERSHIP, INC. (“BUYER”)

AND

NORMAN HOTEL VENTURE I (“FEE TITLE OWNER”)

Dated: June 29, 2006

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

SCHEDULES:

EXHIBITS:

Exhibit A	Legal Description
Exhibit B	List of FF&E
Exhibit C	List of Hotel Contracts
Exhibit D	Consents and Approvals
Exhibit E	Claims or Litigation Pending
Exhibit F	Form of Post-Closing Agreement

i

PURCHASE CONTRACT

This PURCHASE CONTRACT (this “Contract”) is made and entered into as of June 29, 2006, by and between IRNM HOTEL INVESTORS L.L.C., a Michigan limited liability company ( “Seller”) with a principal office at 914 Hartford Turnpike, Waterford, Connecticut 06385, and APPLE SEVEN HOSPITALITY OWNERSHIP, INC., a Virginia corporation, with its principal office at 814 East Main Street, Richmond, Virginia 23219, or its permitted assigns (“Buyer”), and joined in by NORMAN HOTEL VENTURE I, a Connecticut general partnership (“Fee Title Owner”), with its principal office at 914 Hartford Turnpike, Waterford, Connecticut 06385.

RECITALS

A. Seller is the owner of that certain 126-suite Residence Inn by Marriott hotel property located at 2681 Jefferson Street, Norman, Oklahoma 73072 (the “Hotel”) identified in on Exhibit A attached hereto and incorporated by reference. Fee Title Owner, for the benefit of Seller, is the record owner of fee simple title to the real estate comprising the Hotel.

B. Buyer is desirous of purchasing the Hotel from Seller, and Seller is desirous of selling the Hotel to Buyer, for the purchase price and upon terms and conditions hereinafter set forth.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINED TERMS

1.1 Definitions. The following capitalized terms when used in this Contract shall have the meanings set forth below unless the context otherwise requires:

“Additional Deposit” shall mean $250,000.

“Affiliate” shall mean, with respect to Seller or Buyer, any other person or entity directly or indirectly controlling (including but not limited to all directors and officers), controlled by or under direct or indirect common control with Seller or Buyer, as applicable. For purposes of the foregoing, a person or entity shall be deemed to control another person or entity if it possesses, directly or indirectly, the power to direct or cause direction of the management and policies of such other person or entity, whether through the ownership of voting securities, by contract or otherwise.

“Appurtenances” shall mean all rights, titles, and interests of a Seller appurtenant to the Land and Improvements, including, but not limited to, (i) all easements, rights of way, rights of ingress and egress, tenements, hereditaments, privileges, and appurtenances in any way belonging to the Land or Improvements, (ii) any land lying in the bed of any alley, highway, street, road or avenue, open or proposed, in front of or abutting or adjoining the Land, (iii) any strips or gores of real estate adjacent to the Land, and (iv) the use of all alleys, easements and rights-of-way, if any, abutting, adjacent, contiguous to or adjoining the Land.

“Brand” shall mean Residence Inn by Marriott, the hotel brand or franchise under which the Hotel operates.

“Business Day” shall mean any day other than a Saturday, Sunday or legal holiday in the Commonwealth of Virginia, State of Connecticut, or State of Oklahoma.

“Closing” shall mean the closing of the purchase and sale of the Property pursuant to this Contract.

“Closing Date” shall have the meaning set forth in Section 10.1.

“Contracts, Plans and Specs” shall mean all construction and other contracts, plans, drawings, specifications, surveys, soil reports, engineering reports, inspection reports, and other technical descriptions and reports owned by Seller relating to the Hotel.

“Deed” shall have the meaning set forth in Section 10.2(a).

“Deposits” shall mean, to the extent assignable, all reserves for completion of any work required under the PIP, all prepaid rents, refundable security deposits and rental deposits, and all other deposits for advance reservations, banquets or future services, made in connection with the use or occupancy of the Improvements pursuant to Leases assumed by Buyer at the Closing; provided, however, that to the extent Seller has not received or does not hold all of the prepaid rents and/or deposits attributable to the Leases related to the Property, Buyer shall be entitled to a credit against the cash portion of the Purchase Price allocable to the Property in an amount equal to the amount of the prepaid rents and/or deposits attributable to the Leases transferred at the Closing of such Property, and provided further, that “Deposits” shall exclude utility deposits.

“Due Diligence Examination” shall have the meaning set forth in Section 3.2.

“Earnest Money Deposit” shall have the meaning set forth in Section 2.5(a).

“Environmental Requirements” shall have the meaning set forth in Section 7.1(f)

“Escrow Agent” shall have the meaning set forth in Section 2.5(a).

“Escrow Agreement” shall have the meaning set forth in Section 2.5(b).

“Exception Documents” shall have the meaning set forth in Section 4.2.

“Existing Management Agreement” shall mean that certain management agreement between the Seller and the Existing Manager for the operation and management of the Hotel.

“Existing Manager” shall mean Waterford Hotel Group, Inc.

“Franchise Agreement” shall mean that certain franchise license agreement between the Seller and the Franchisor, granting to Seller a franchise to operate the Hotel under the Brand.

“FF&E” shall mean all of Seller’s tangible personal property and fixtures of any kind (other than personal property (i) owned by guests of the Hotel or the Existing Manager or (ii) leased by Seller pursuant to an FF&E Lease) attached to, or located upon and used in connection with the ownership, maintenance, use or operation of the Land or Improvements as of the date hereof (or acquired by Seller and so employed prior to Closing), including, but not limited to, all furniture, fixtures, equipment, signs and related personal property; all heating, lighting, plumbing, drainage, electrical, air conditioning, and other mechanical fixtures and equipment and systems; all elevators, and related motors and electrical equipment and systems; all hot water heaters, furnaces, heating controls, motors and equipment, all shelving and partitions, all ventilating equipment, and all disposal equipment; all spa, health club and fitness equipment; all equipment used in connection with the use and/or maintenance of the guestrooms, restaurants, lounges, business centers, meeting rooms, swimming pools, indoor and/or outdoor sports facilities and other common areas and recreational areas; all carpet, drapes, beds, furniture, televisions and other furnishings; all stoves, ovens, freezers, refrigerators, dishwashers, disposals, kitchen equipment and utensils, tables, chairs, plates and other dishes, glasses, silverware, serving pieces and other restaurant and bar equipment, apparatus and utensils. A current list of FF&E is attached hereto as Exhibit B.

“FF&E Leases” shall mean all leases of any FF&E and other contracts permitting the use of any FF&E at the Improvements to which Seller is a party and that are assumed by Buyer.

“Financial Statements” shall have the meaning set forth in Section 3.1(b).

“Franchisor” shall mean Marriott International, Inc.

“Hotel Contracts” shall have the meaning set forth in Section 10.2(d).

“Improvements” shall mean all buildings, structures, fixtures, parking areas and other improvements to the Land, and all related facilities located on the Land.

“Indemnification Agreement” shall have the meaning set forth in Article XVII.

“Indemnified Party” shall have the meaning set forth in Section 8.8(c)(i).

“Indemnifying Party” shall have the meaning set forth in Section 8.8(c)(i).

“Initial Deposit” shall have the meaning set forth in Section 2.5(a).

“Land” shall mean, collectively, a fee simple absolute interest in the real property more fully described in Exhibit A, which is attached hereto and incorporated herein by reference, together with all rights (including without limitation all air rights and development rights), alleys, streets, strips, gores, waters, privileges, appurtenances, advantages and easements belonging thereto or in any way appertaining thereto.

“Leases” shall mean all leases, franchises, licenses, occupancy agreements, “trade-out” agreements, advance bookings, convention reservations, or other agreements to which Seller is a party and demising space in, providing for the use or occupancy of, or otherwise similarly affecting or relating to the use or occupancy of, the Improvements or Land, together with all amendments, modifications, renewals and extensions thereof, and all guaranties by third parties of the obligations of the tenants, licensees, franchisees, concessionaires or other entities thereunder.

“Legal Action” shall have the meaning set forth in Section 8.8(c)(ii).

“Licenses” shall mean all permits, licenses, franchises, utility reservations, certificates of occupancy, and other documents issued to or for the benefit of Seller by any federal, state, or municipal authority or by any private party related to the development, construction, use, occupancy, operation or maintenance of the Hotel, including, without limitation, all licenses, approvals and rights (including any and all existing waivers of any brand standard) necessary or appropriate for the operation of the Hotel under the Brand.

“New Manager” shall mean the management company selected by Buyer to manage the Hotel.

“Pending Claims” shall have the meaning set forth in Section 7.1(e).

“Permitted Exceptions” shall have the meaning set forth in Section 4.3.

“Personal Property” shall mean, collectively, all of the Property other than the Real Property.

“PIP” shall mean a product improvement plan for any Hotel, as required by the Existing Manager or the Franchisor, if any.

“Post-Closing Agreement” shall have the meaning set forth in Section 8.9.

“Property” shall mean, collectively, (i) all of the following with respect to the Hotel: the Land, Improvements, Appurtenances, FF&E, Supplies, Leases, Deposits, Records, Service Contracts, Warranties, Licenses, FF&E Leases, Contracts, Plans and Specs, Tradenames, Utility Reservations, as well as all other real, personal or intangible property of Seller located at the Hotel and related to any of the foregoing and (ii) any and all of the following that relate to or affect in any way the design, construction, ownership, use, occupancy, leasing, maintenance, service or operation of the Real Property, FF&E, Supplies, Leases, Deposits or Records: Service Contracts, Warranties, Licenses, Tradenames, Contracts, Plans and Specs and FF&E Leases.

“Purchase Price” shall have the meaning set forth in Section 2.2.

“Real Property” shall mean, collectively, all Land, Improvements and Appurtenances with respect to the Hotel.

“Records” shall mean, to the extent that the same are owned by Seller or in Seller’s possession or control and are used in or relating exclusively to the Property and/or the operation of the Hotel (other than any such information owned exclusively by the Existing Manager), (i) all books, records, promotional material, tenant data, guest history information, marketing and leasing material and forms (including but not limited to any such records, data, information, material and forms in the form of computerized files located at the Hotel), market studies prepared in connection with Seller’s current annual plan and other materials, information, data, or other documents or records (including, without limitation, all documentation relating to any pending or threatened litigation or other proceedings, all zoning and/or land use notices, relating to or affecting the Property, all business plans and projections and all studies, plans, budgets and contracts related to the development, construction and/or operation of the Hotel); (ii) all construction warranties and guaranties in effect at Closing; and (iii) copies of the final plans and specifications for the Hotel.

“Release” shall have the meaning set forth in Section 7.1(f).

“Review Period” shall have the meaning set forth in Section 3.1.

“SEC” shall have the meaning set forth in Section 8.6.

“Service Contracts” shall mean contracts or agreements, such as maintenance, supply, service or utility contracts to which Seller is a party and relating exclusively to the Hotel.

“Supplies” shall mean all merchandise, supplies, inventory and other items used for the operation and maintenance of guest rooms, restaurants, lounges, swimming pools, health clubs, spas, business centers, meeting rooms and other common areas and recreational areas located within or relating to the Improvements and owned by Seller, including, without limitation, all food and beverage (alcoholic and non-alcoholic) inventory, office supplies and stationery, advertising and promotional materials, china, glasses, silver/flatware, towels, linen and bedding (all of which shall be 2-par level for all suites or rooms in the Hotel), guest cleaning, paper and other supplies, upholstery material, carpets, rugs, furniture, engineers’ supplies, paint and painters’ supplies, employee uniforms, and all cleaning and maintenance supplies, including those used in connection with the swimming pools, indoor and/or outdoor sports facilities, health clubs, spas, fitness centers, restaurants, business centers, meeting rooms and other common areas and recreational areas.

“Survey” shall have the meaning set forth in Section 4.1.

“Third Party Consents” shall have the meaning set forth in Section 8.3.

“Title Commitment” shall have the meaning set forth in Section 4.2.

“Title Company” shall have the meaning set forth in Section 4.2.

“Title Policy” shall have the meaning set forth in Section 4.2.

“Title Review Period” shall have the meaning set forth in Section 4.3.

“Tradenames” shall mean all telephone exchanges and numbers, trade names, trade styles, trade marks, and other identifying material owned by Seller, and all variations thereof,

together with all related goodwill (it being understood and agreed that the name of the hotel chain to which the Hotel is affiliated by the Franchise Agreement is a protected name or registered service mark of such hotel chain and cannot be transferred to Buyer by this Contract).

“Utility Reservations” shall mean Seller’s interest in the right to receive immediately on and after Closing and continuously consume thereafter water service, sanitary and storm sewer service, electrical service, gas service and telephone service on and for the Land and Improvements in capacities that are adequate continuously to use and operate the Improvements for the purposes for which they were intended, including, but not limited to (i) any right to the present and future use of wastewater, drainage, water and other utility facilities to the extent such use benefits the Real Property, (ii) any reservations of or commitments covering any such use in the future, and (iii) any wastewater capacity reservations relating to the Real Property. Buyer shall be responsible for any requests or documents to transfer the Utility Reservations, at Buyer’s sole cost and expense.

“Warranties” shall mean all warranties, guaranties, indemnities and claims for the benefit of Seller with respect to the Hotel, the Property or any portion thereof, including, without limitation, all warranties and guaranties of the development, construction, completion, installation, equipping and furnishing of the Hotel.

ARTICLE II

PURCHASE AND SALE; PURCHASE PRICE; PAYMENT;

EARNEST MONEY DEPOSIT

2.1 Purchase and Sale. Seller agrees to sell and convey to Buyer (or its assignee permitted hereunder), and Buyer or such assignee agrees to purchase from Seller, the Property, in consideration of the Purchase Price and upon the terms and conditions hereof. All of the Property shall be conveyed, assigned, and transferred to Buyer at Closing, free and clear of all mortgages, liens, monetary encumbrances, licenses, franchises (other than the Franchise Agreement), concession agreements, security interests, prior assignments or conveyances, conditions, restrictions, rights-of-way, easements, encroachments, claims and other matters affecting title or possession, except for the Permitted Exceptions.

2.2 As-Is; Where-Is. Seller makes no covenant, representation or warranty as to the suitability of the Property for any purpose whatsoever or, except as specifically set forth in this Contract, as to the physical condition of the Property or relating to its economic, legal, environmental (including any laws concerning the presence of hazardous materials), land use or other condition or status (including handicap access and compliance with laws benefiting the disabled) or regarding any other matter or thing relating to the Property. Except as specifically set forth in this Contract, the Property is being conveyed “AS IS”, “WHERE IS”, “WITH ALL FAULTS” and “SUBJECT TO ALL DEFECTS.” ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED.

2.3 Purchase Price. Buyer agrees to pay, and Seller agrees to accept, as consideration for the conveyance of the Property, subject to the adjustments provided for in this Contract, the amount of Twelve Million Nine Hundred Thousand and No/100 Dollars ($12,900,000.00) (the “Purchase Price”).

2.4 Allocation. Buyer and Seller shall attempt to agree, prior to the expiration of the Review Period, on an allocation of the Purchase Price among Real Property, tangible Personal Property and intangible property related to the Property. In the event Buyer and Seller do not agree, each party shall be free to allocate the Purchase Price to such items as they deem appropriate, subject to and in accordance with applicable laws.

2.5 Payment. The portion of the Purchase Price, less the Earnest Money Deposit and interest earned thereon, if any, which Buyer elects to have applied against the Purchase Price (as provided below), less the Escrow Funds, shall be paid to Seller in cash, certified funds or wire transfer, at the Closing of the Property. At the Closing, the Earnest Money Deposit, together with interest earned thereon, if any, shall, at Buyer’s election, be returned to Buyer or shall be paid over to Seller by Escrow Agent to be applied to the portion of the Purchase Price on behalf of Buyer, and the Escrow Funds shall be deposited into an escrow account pursuant to the Post-Closing Agreement as contemplated by Section 8.9.

2.6 Earnest Money Deposit.

(a) Within one (1) Business Day after the full execution and delivery of this Contract, Buyer shall deposit the sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) in cash, certified bank check or by wire transfer of immediately available funds (the “Initial Deposit”) with the Title Company, as escrow agent (“Escrow Agent”), which sum shall be held by Escrow Agent as earnest money. If, pursuant to the provisions of Section 3.1 of this Contract, Buyer elects to terminate this Contract at any time prior to the expiration of the Review Period, then the Escrow Agent shall return the Earnest Money Deposit to Buyer promptly upon written notice to that effect from Buyer. If Buyer does not elect to terminate this Contract on or before the expiration of the Review Period, Buyer shall, within one (1) Business Day after the expiration of the Review Period deposit the Additional Deposit with the Escrow Agent. The Initial Deposit and the Additional Deposit, and all interest accrued thereon, shall hereinafter be referred to as the “Earnest Money Deposit.”

(b) The Earnest Money Deposit shall be held by Escrow Agent subject to the terms and conditions of an Escrow Agreement dated as of the date of this Contract entered into by Seller, Buyer and Escrow Agent (the “Escrow Agreement”). The Earnest Money Deposit shall be held in an interest-bearing account in a federally insured bank or savings institution reasonably acceptable to Seller and Buyer, with all interest to accrue to the benefit of the party entitled to receive it and to be reportable by such party for income tax purposes.

ARTICLE III

REVIEW PERIOD

3.1 Review Period. Buyer shall have a period through 6:00 p.m. Eastern Time on the date that is forty-five (45) days after the date of this Contract, unless a longer period of time is otherwise expressly provided for in this Contract and except as otherwise agreed to in writing by Buyer and Seller, time being of the essence (the “Review Period”), to evaluate the legal, title, survey, construction, physical condition, structural, mechanical, environmental, economic, permit status, franchise status, financial and other documents and information related to the Property. Within two (2) Business Days following the date of this Contract, Seller, at Seller’s sole cost and expense, will deliver to Buyer (or make available at the Hotel or Seller’s principal office) for Buyer’s review, to the extent not previously delivered to Buyer but only to the extent the following items are in Seller’s possession or control, true, correct and complete copies of the following, together with all amendments, modifications, renewals or extensions thereof:

(a) All Warranties and Licenses relating to the Hotel or any part thereof;

(b) Income and expense statements and budgets for the Hotel, for the current year to date and each of the three (3) prior fiscal years (the “Financial Statements”), and Seller shall provide to Buyer copies of all income and expense statements generated by Seller or any third party for Seller that relate to the operations of the Hotel and that contain information not included in the financial statements, if any, provided to Buyer by the Existing Manager, provided that Seller also agrees to provide to Buyer’s auditors and representatives all financial and other information necessary or appropriate for preparation of audited financial statements for Buyer and/or its Affiliates as provided in Section 8.6, below;

(c) All real estate and personal property tax statements with respect to the Hotel and notices of appraised value for the Real Property for the current year (if available) and each of the three (3) calendar years prior to the current year;

(d) Engineering, mechanical, architectural and construction plans, drawings, specifications and contracts, title policies, environmental reports and information, topographical, boundary or “as built” surveys, engineering reports, subsurface studies and other Contracts, Plans and Specs relating to or affecting the Hotel. If the Hotel is purchased by Buyer, all such documents and information relating to the Hotel shall thereupon be and become the property of Buyer without payment of any additional consideration therefor;

(e) All FF&E Leases, Services Contracts, Leases, and all agreements for real estate commissions, brokerage fees, finder’s fees or other compensation payable by Seller in connection therewith; and

(f) All written notices received from governmental authorities that relate to any noncompliance or violation of law that has not been corrected.

Seller shall, upon request of Buyer, make available to Buyer and Buyer’s representatives and agents, for inspection and copying during normal business hours, Records located at Seller’s corporate offices, and Seller agrees to provide Buyer copies of all other reasonably requested information that is relevant to the management, operation, use, occupancy or leasing of or title to the applicable Hotel and the plans specifications for development of the Hotel. At any time during the Review Period, Buyer may, in its sole and absolute discretion, elect not to proceed with the purchase of the Property for any reason whatsoever by giving written notice thereof to Seller, in which event: (i) the Earnest Money Deposit shall be promptly returned by Escrow Agent to Buyer together with all accrued interest, if any, (ii) this Contract shall be terminated automatically and (iii) all materials supplied by Seller to Buyer shall be returned promptly to

Seller, whereupon both parties will be relieved of all other rights, obligations and liabilities hereunder, except for the parties’ obligations pursuant to Sections 3.3 and 16.6 below. If for any reason Buyer shall not have given to Seller written notice of Buyer’s election not to proceed with the purchase of the Property prior to the expiration of the Review Period, Buyer shall be deemed to have irrevocably waived the right of termination granted under this Article III, and such right of termination shall be of no further force or effect.

If Buyer shall not have given to Seller written notice of Buyer’s election not to proceed with the purchase of the Property prior to the expiration of the Review Period, then Buyer hereby agrees that Seller has afforded Buyer the opportunity for full and complete investigations, examinations and inspections of the Property and all Records. Buyer acknowledges and agrees that (i) the Records or other information delivered or made available to Buyer and Buyer’s representatives by the Seller or the Seller’s Affiliates, or any of their agents or representatives may have been prepared by third parties and may not be the work product of the Seller and/or any of the Seller’s Affiliates; (ii) neither the Seller nor any of the Seller’s Affiliates has made any independent investigation or verification of, or has any knowledge of, the accuracy or completeness of, such Records or other information; and (iii) except as otherwise provided in this Contract, Seller expressly disclaims any representations or warranties with respect to the accuracy or completeness of such Records or other information.

3.2 Due Diligence Examination. At any time during the Review Period, and thereafter through Closing of the Property, Buyer and/or its representatives and agents shall have the right to enter upon the Property at all reasonable times during Seller’s normal business hours (provided, Buyer shall give the Seller not less than three (3) days’ prior notice before the first such entry and one (1) day’s prior notice before each subsequent entry) for the purposes of reviewing all Records and other data, documents and/or information relating to the Property and conducting such surveys, appraisals, engineering tests, soil tests (including, without limitation, Phase I and Phase II environmental site assessments, provided, that no borings, drillings or samplings shall be done without the Seller’s prior written consent which consent shall not be unreasonably withheld, conditioned or delayed), inspections of construction and other inspections and other studies as Buyer deems reasonable and necessary or appropriate to evaluate the Property, subject to providing reasonable advance notice to Seller unless otherwise agreed to by Buyer and Seller (the “Due Diligence Examination”). Seller shall have the right to have its representative present during Buyer’s physical inspections of its Property, provided that failure of Seller to do so shall not prevent Buyer from exercising its due diligence, review and inspection rights hereunder. Buyer agrees to exercise reasonable care when visiting the Property and conducting its examinations thereof, in a manner which shall not materially adversely affect the operation of the Property.

3.3 Restoration, Etc. Buyer covenants and agrees not to damage or destroy any portion of the Property in conducting its examinations and studies of the Property during the Due Diligence Examination and, if Closing does not occur, shall repair any portion of the Property damaged by the conduct of Buyer, its agents or employees, to substantially the condition such portion(s) of the Property were in immediately prior to such examinations or studies. All such inspections, investigations and examinations shall be undertaken at Buyer’s sole cost and expense and Buyer shall (i) indemnify Seller and Seller’s Affiliates and hold Seller and Seller’s Affiliates harmless from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees and disbursements), suffered or incurred by Seller or any of Seller’s Affiliates and arising out of or in connection with Buyer’s and/or Buyer’s representatives’ inspections, investigations and examinations of the Property, (ii) maintain or cause to be maintained, at Buyer’s expense, a policy of comprehensive general public liability insurance with a combined single limit of not less than $1,000,000 per occurrence for bodily injury and property damage, automobile liability coverage including owned and hired vehicles with a combined single limit of $1,000,000 per occurrence for bodily injury and property damage, and an excess umbrella liability policy for bodily injury and property damage in the amount of $5,000,000, insuring Buyer and Seller as additional insureds, against any injuries or damages to persons or property that may result from or are related to any such inspections, investigations and examinations, all of which insurance shall be otherwise in form reasonably acceptable to Seller, and deliver evidence of such insurance policy to the Seller prior to the first entry on the Property, (iii) fully comply with all laws applicable to such inspections, investigations and examinations and all other activities undertaken in connection therewith, (iv) promptly after Buyer’s receipt of same, furnish to Seller, at no cost or expense to Seller, copies of all surveys, soil test results, engineering, asbestos, environmental and other studies and reports relating to such inspections, investigations and examinations which Buyer shall obtain promptly after Buyer’s receipt of same, (v) not allow such inspections, investigations and examinations or any and all other activities undertaken by Buyer or Buyer’s representatives to result in any liens, judgments or other encumbrances being filed or recorded against the Property, and Buyer shall, at its sole cost and expense, promptly discharge of record any such liens or encumbrances that are so filed or recorded (including, without limitation, liens for services, labor or materials furnished). The provisions of this Section 3.3 shall survive the termination of this Contract and the Closing.

3.4 Seller Exhibits. Buyer shall have until the end of the Review Period to review and approve the information on Exhibits B, C, D, and E. In the event Buyer does not approve any such Exhibit or the information contained therein, Buyer shall be entitled to terminate this Contract by notice to Seller and the Earnest Money Deposit shall be returned to Buyer with all interest thereon and both parties shall be relieved of all rights, obligations and liabilities hereunder except for the parties’ obligations pursuant to Sections 3.3 and 16.6.

ARTICLE IV

SURVEY AND TITLE APPROVAL

4.1 Survey. Seller has delivered to Buyer a true, correct and complete copy of the most recent survey of the Real Property. In the event that an update of the survey or a new survey (such updated or new survey being referred to as the “Survey”) are desired by Buyer, then Buyer shall be responsible for all costs related thereto.

4.2 Title. Seller has delivered to Buyer its existing title insurance policy, including copies of all documents referred to therein, for its Real Property. Buyer’s obligations under this Contract are conditioned upon Buyer being able to obtain for the Property (i) a Commitment for Title Insurance (each, a “Title Commitment”) issued by LandAmerica American Title Company, 8201 Preston Road, Suite 280, Dallas, Texas, 75225 (the “Title Company”), for the most recent standard form of owner’s policy of title insurance in the state in which the Real

Property is located, covering the Real Property, setting forth the current status of the title to the Real Property, showing all liens, claims, encumbrances, easements, rights of way, encroachments, reservations, restrictions and any other matters affecting the Real Property and pursuant to which the Title Company agrees to issue to Buyer at Closing an Owner’s Policy of Title Insurance on the most recent form of ALTA (where available) owner’s policy available in the state in which the Land is located, with extended coverage and, to the extent applicable and available in such state, comprehensive, access, single tax parcel, contiguity, Fairway and such other endorsements as may be required by Buyer (collectively, the “Title Policy”); and (ii) true, complete, legible and, where applicable, recorded copies of all documents and instruments (the “Exception Documents”) referred to or identified in the Title Commitment, including, but not limited to, all deeds, lien instruments, leases, plats, surveys, reservations, restrictions, and easements affecting the Real Property. If requested by Seller, Buyer shall promptly provide Seller with a copy of the Title Commitment issued by the Title Company.

4.3 Survey or Title Objections. If Buyer discovers any title or survey matter which is objectionable to Buyer, Buyer may provide Seller with written notice of its objection to same within the period (the “Title Review Period”) expiring on the earlier of: (i) twenty (20) days after receipt of each Title Commitment (including all Exception Documents) and the applicable Survey or (ii) the last day of the Review Period. If Buyer fails to so object in writing to any such matter set forth in the Survey or Title Commitment, it shall be conclusively assumed that Buyer has approved same. If Buyer disapproves any condition of title, survey or other matters by written objection to Seller on or before the expiration of the Title Review Period, Seller shall elect either to attempt to cure or not cure any such item by written notice sent to Buyer within five (5) days after its receipt of notice from Buyer, and if Seller commits in writing to attempt to cure any such item, then Seller shall be given until the Closing Date to cure any such defect. In the event Seller shall fail to cure a defect which Seller has committed in writing to cure prior to Closing, or if a new title defect arises after the date of Buyer’s Title Commitment or Survey, as applicable, but prior to Closing, then Buyer may elect, in Buyer’s sole and absolute discretion: (i) to waive such objection and proceed to Closing, or (ii) to terminate this Contract and receive a return of the Earnest Money Deposit, and any interest thereon. The items shown on the Title Commitment which are not objected to by Buyer as set forth above (other than exceptions and title defects arising after the Title Review Period and other than those standard exceptions which are ordinarily and customarily omitted in the state in which the applicable Hotel is located, so long as Seller provides the appropriate owner’s affidavit, gap indemnity or other documentation reasonably required by the Title Company for such omission) or which are waived by Buyer under clause (i) above are hereinafter referred to as the “Permitted Exceptions.” Seller hereby agrees that Seller shall satisfy and discharge at Closing (i) any mortgages, deeds of trust or other voluntary liens (or documents evidencing such voluntary liens) granted or entered into by Seller or Fee Title Owner or (ii) any mechanics’ or materialmen’s liens or any other claims or potential claims therefor covering the Property or any portion thereof which can be satisfied by payment of liquidated amounts not to exceed $300,000 in the aggregate.

ARTICLE V

FRANCHISE AGREEMENT AND MANAGEMENT AGREEMENT

5.1 Franchise Agreement. Seller has entered into the Franchise Agreement governing the use of the Brand for the Hotel. At the Closing, Seller shall assign its interest in the Franchise

Agreement to Buyer, and Buyer’s shall assume Seller’s obligations thereunder arising or required to be performed on and after the Closing Date, subject to the consent of Franchisor to such assignment and assumption and the release of Seller by Franchisor for liabilities under the Franchise Agreement accruing after the Closing and subject to any amendments as may be required to accommodate Buyer’s and/or Buyer’s Affiliates’ REIT structure. It shall not be a condition to Seller’s obligation to close that Franchisor release Seller in whole or in part from its obligations under the Franchise Agreement, it being understood that neither Seller nor Buyer can guarantee that Franchisor will agree to any type of release. Buyer agrees to apply for and use reasonable efforts, and Seller shall cooperate with Buyer, to obtain the Franchisor’s written consent to the assignment to Buyer of the Franchise Agreement, together with the assignment to Buyer of all waivers of any brand standard necessary or appropriate for the operation of the Hotel under the Brand. It shall be a condition to Closing for Buyer and Seller that the Franchisor provide the foregoing consent. Buyer shall be responsible for paying all fees related to the assignment and amendment of the Franchise Agreement, including but not limited to, the payment of license, application, transfer and similar fees thereunder, provided that Seller shall pay all costs and fees of its attorneys and consultants and all costs associated with any releases or other provisions requested by or for the benefit of Seller, in each case, incurred in connection with such assignment. Seller shall use reasonable commercial efforts to promptly provide all information required by the Franchisor in connection with each such assignment and amendment, and Seller and Buyer shall diligently pursue obtaining each the same.

5.2 Existing Management Agreement. At or prior to the Closing, Seller shall terminate the Existing Management Agreement, and Seller shall be solely responsible for all claims and liabilities arising thereunder on, prior to or following the Closing Date. Seller shall be responsible for paying all costs related to the termination of the Existing Management Agreement.

ARTICLE VI

BROKERS

Seller and Buyer each represents and warrants to the other that it has not engaged any broker, finder or other party in connection with the transaction contemplated by this Contract. Buyer and Seller each agree to save and hold the other harmless from any and all losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees) involving claims made by any other agent, broker, or other person by or through the acts of Buyer or Seller, respectively, in connection with this transaction.

ARTICLE VII

REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1 Seller’s and Fee Title Owner’s Representations, Warranties and Covenants. Seller and Fee Title Owner hereby represent, warrant and covenant to Buyer as follows:

(a) Authority; No Conflicts. Seller is a limited liability company, duly formed, validly existing and in good standing in the State of Michigan. Fee Title Owner is a general partnership duly formed and validly existing in the State of Connecticut. Each of Seller and Fee Title Owner has obtained all necessary consents to enter into and perform this Contract and is fully authorized to enter into and perform this Contract and to complete the transactions contemplated by this Contract. No other consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by Seller Fee Title Owner of this Contract, and this Contract is hereby binding and enforceable against Seller and Fee Title Owner. Neither the execution nor the performance of, or compliance with, this Contract by Seller or Fee Title Owner has resulted, or will result, in any violation of, or default under, or acceleration of, any obligation under any existing corporate charter, certificate of incorporation, bylaw, articles of organization, limited liability company agreement or regulations, partnership agreement or other organizational documents and under any, mortgage indenture, lien agreement, promissory note, contract, or permit, or any judgment, decree, order, restrictive covenant, statute, rule or regulation, applicable to Seller, Fee Title Owner or to the Hotel.

(b) FIRPTA. Neither Seller nor Fee Title Owner is a foreign corporation, foreign partnership, foreign trust or foreign estate (as those items are defined in the Internal Revenue Code and Income Tax Regulations).

(c) Bankruptcy. Neither Seller nor Fee Title Owner is insolvent or the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

(d) Property Agreements. A complete list of all FF&E Leases, Service Contracts and Leases (other than those entered into by the Existing Manager on its own behalf) used in or otherwise relating to the operation and business of the Hotel is attached hereto as Exhibit C. The assets constituting the Property to be conveyed to Buyer hereunder constitute all of the property and assets of Seller and Fee Title Owner used in connection with the operation and business of the Hotel other than leased property or assets owned by the Existing Manager. There are no leases, license agreements, leasing agent’s agreements, equipment leases, building service agreements, maintenance contracts, suppliers contracts, warranty contracts, operating agreements, or other agreements, to Seller’s or Fee Title Owner’s knowledge, binding upon the Hotel, relating to the ownership, occupancy, operation, management or maintenance of the Real Property, FF&E, Supplies or Tradenames, except for those Service Contracts, Leases, Warranties and FF&E Leases disclosed on Exhibit C or to be delivered to Buyer pursuant to Section 3.1. The Service Contracts, Leases, Warranties and FF&E Leases disclosed on Exhibit C or to be delivered to Buyer pursuant to Section 3.1 are in full force and effect, and no default by Seller has occurred and is continuing thereunder and, to Seller’s knowledge, no circumstances exist which, with the giving of notice, the lapse of time or both, would constitute such a default. No party has any right or option to acquire the Hotel or any portion thereof, other than Buyer or, to the extent applicable under the Franchise Agreement, Franchisor.

(e) Pending Claims. There are no: (i) litigation, proceedings or governmental investigations pending or, to Seller’s or Fee Title Owner’s knowledge, threatened against Seller or Fee Title Owner or related to the business or assets of the Hotel, except as set forth on Exhibit E attached hereto and incorporated herein by reference, (ii) to Seller’s or Fee Title Owner’s knowledge, special assessments or extraordinary taxes except as set forth in the Title Commitment or (iii) to Seller’s or Fee Title Owner’s knowledge, pending or threatened condemnation or eminent domain proceedings which would affect the Property or any part thereof. There are no: pending arbitration proceedings or unsatisfied arbitration awards, or judicial proceedings or orders respecting awards, which might become a lien on the Property or any portion thereof, pending unfair labor practice charges or complaints, unsatisfied unfair labor practice orders or judicial proceedings or orders with respect thereto, pending charges or complaints with or by city, state or federal civil or human rights agencies, unremedied orders by such agencies or judicial proceedings or orders with respect to obligations under city, state or federal civil or human rights or antidiscrimination laws or executive orders affecting the Hotel, or other pending, actual or, to Seller’s or Fee Title Owner’s knowledge, threatened litigation claims, charges, complaints, petitions or unsatisfied orders by or before any administrative agency or court which affect the Hotel or might become a lien on the Hotel (collectively, the “Pending Claims”).

(f) Environmental. With respect to environmental matters, (i) no portion of the Property is being used for the treatment, storage, disposal or other handling of Hazardous Materials or machinery containing Hazardous Materials other than standard amounts of cleaning supplies, chlorine for the swimming pool, or other materials customarily found at hotel properties, all of which are stored on the Property in accordance with applicable Environmental Requirements and do not exceed limits permitted under applicable laws, including without limitation Environmental Requirements, (ii) no environmental investigation, administrative order, notification, consent order, litigation, claim, judgment or settlement with respect to Environmental Requirements at the Property or any portion thereof is pending or, to Seller’s or Fee Title Owner’s knowledge, threatened, and (iii) to Seller’s knowledge, there has never been any remediation or planned remediation of any mold, fungal or other microbial growth in or on the Real Property. “Hazardous Materials” means (1) “hazardous wastes” as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time (“RCRA”), (2) “hazardous substances” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. 9601 et seq.), as amended by the Superfund Amendment and Reauthorization Act of 1986 and as otherwise amended from time to time (“CERCLA”); (3) “toxic substances” as defined by the Toxic Substances Control Act, as amended from time to time (“TSCA”), (4) “hazardous materials” as defined by the Hazardous Materials Transportation Act, as amended from time to time (“HMTA”), (5) asbestos, oil or other petroleum products, radioactive materials, urea formaldehyde foam insulation, radon gas and transformers or other equipment that contains dielectric fluid containing polychlorinated biphenyls and (6) any substance whose presence is detrimental or hazardous to health or the environment, including, without limitation, microbial or fungal matter or mold, or is otherwise regulated by federal, state and local environmental laws (including, without limitation, RCRA, CERCLA, TSCA, HMTA), rules, regulations and orders, regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials or environmental, health or safety compliance (collectively, “Environmental Requirements”). As used in this Contract: “Release” means spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing.

(g) Licenses, Permits and Approvals. Neither Seller nor or Fee Title Owner has received any written notice from any governmental authority that the Property fails to comply with all applicable licenses, permits and approvals and federal, state or local statutes, laws, ordinances, rules, regulations, requirements and codes (including, without limitation, those regarding zoning, land use, building, fire, health, safety, environmental, subdivision, water quality, sanitation controls and the Americans with Disabilities Act, and similar rules and regulations relating and/or applicable to the ownership, use and operation of the Property as it is now operated), except, to the extent applicable, any violations or instances of non-compliances that have since been corrected. To Seller’s knowledge: Seller has received all licenses, permits and approvals required or needed for the lawful conduct, occupancy and operation of the business of the Hotel and each license and permit is in full force and effect and will be received and in full force and effect as of the Closing.

(h) Financial Statements. Seller has delivered copies of (i) Financial Statements for the Hotel, (ii) to the extent not already included in the foregoing Financial Statements, operating statements prepared by the Existing Manager for the current year to date, and (iii) to the extent not already included in the foregoing Financial Statements, monthly financial statements prepared by the Existing Manager for the Hotel for the current year to date. Each of such statements is, to Seller’s knowledge, complete and accurate in all material respects and, except in the case of budgets prepared in advance of the applicable operating period to which such budgets relate, fairly presents the results of operations of the Hotel for the respective periods represented thereby. Seller has relied upon the Financial Statements in connection with its ownership and operation of the Hotel, and there are no independent audits or financial statements prepared by third parties for Seller relating to the operation of the Hotel other than the Financial Statements prepared by or on behalf of the Existing Manager, all of which have been provided to Buyer.

(i) Employees. All employees employed at the Hotel are the employees of the Existing Manager. There are, to Seller’s knowledge, no (i) unions organized at the Hotel, (ii) union organizing attempts, strikes, organized work stoppages or slow downs, or any other labor disputes pending or threatened with respect to any of the employees at the Hotel, or (iii) collective bargaining or other labor agreements to which Seller or the Existing Manager or the Hotel is bound with respect to any employees employed at the Hotel.

(j) Existing Management and Franchise Agreements. Seller has furnished to Buyer true and complete copies of the Existing Management Agreement and the Franchise Agreement, which constitutes the entire agreement of the parties with respect to the subject matter thereof and which have not been amended or supplemented in any respect. There are no other management agreements, franchise agreements, license agreements or similar agreements for the operation or management of the Hotel or relating to the Brand, to which Seller is a party or which are binding upon the Property, except for the Existing Management Agreement and the Franchise Agreement. To Seller’s knowledge, the Improvements comply with, and the Hotel is being operated in accordance with, all requirements of such Existing Management Agreement and the Franchise Agreement and all other requirements of the Existing Manager and the Franchisor, including all “brand standard” requirements of the Existing Manager and the Franchisor. The Existing Management Agreement and the Franchise Agreement are in full force and effect, and shall remain in full force and effect until the termination of the Existing Management Agreement at Closing, as provided in Article V hereof. To Seller’s knowledge, no default has occurred and is continuing under the Existing Management Agreement or the Franchise Agreement, and no circumstances exist which, with the giving of notice, the lapse of time or both, would constitute such a default.

References to the knowledge of Seller or Fee Title Owner under any term or provision of this Contract or receipt of written notice by Seller under any term or provision of this Contract shall be treated as references to the actual knowledge of, or receipt of written notice by, Robert W. Winchester, an officer of a member or Affiliate of Seller or Fee Title Owner, to the exclusion of any other members, partners, officers or employees of Seller or Fee Title Owner or any Affiliate, so that Seller and Fee Title Owner shall not be treated as being in breach of or bound by any provision of this Contract by reason of the receipt of a written notice or on account of a matter claimed to be known by Seller or Fee Title Owner unless such notice has been received by or the fact or condition is actually known to Robert W. Winchester.

This Contract, as written, contains all the terms of the agreement entered into between the parties as of the date hereof, and Buyer acknowledges that neither Seller nor any of Seller’s Affiliates, nor any of their agents or representatives, has made any representations or held out any inducements to Buyer, and Seller hereby specifically disclaims any representation, oral or written, past, present or future, other than those specifically set forth in this Contract.

7.2 Buyer’s Representations, Warranties and Covenants. Buyer represents, warrants and covenants:

(a) Authority. Buyer is a corporation duly formed, validly existing and in good standing in the Commonwealth of Virginia. Buyer has received or will have received by the applicable Closing Date all necessary authorization of the Board of Directors of Buyer to complete the transactions contemplated by this Contract. No other consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by Buyer of this Contract, and this Contract is hereby binding and enforceable against Buyer.

(b) Bankruptcy. Buyer is not insolvent nor the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

7.3 Survival. All of the representations and warranties are true, correct and complete in all material respects as of the date hereof and the statements set forth therein (without qualification or limitation as to a party’s knowledge thereof except as expressly provided for in this Article VII) shall be true, correct and complete in all material respects as of the Closing Date. All of the representations and warranties made herein shall survive Closing for a period of twelve (12) months and shall not be deemed to merge into or be waived by the Deed or any other closing documents.

ARTICLE VIII

ADDITIONAL COVENANTS

8.1 Subsequent Developments. After the date of this Contract and until the Closing Date, Seller and Buyer shall use reasonable efforts to keep the other fully informed of all subsequent developments of which Seller or Buyer has knowledge which would cause any of such party’s representations or warranties contained in this Contract to be no longer accurate in any material respect.

8.2 Operations. From and after the date hereof through the Closing on the Property, Seller shall comply with the Existing Management Agreement and the Existing Franchise Agreement and keep the same in full force and effect and shall perform and comply with all of the following subject to and in accordance with the terms of such agreements:

(a) Continue to maintain the Property generally in accordance with past practices of Seller and pursuant to and in compliance with the Existing Management Agreement and the Existing Franchise Agreement, including, without limitation, (i) using reasonable efforts to keep available the services of all present employees at the Hotel and to preserve its relations with guests, suppliers and other parties doing business with Seller with respect to the Hotel, (ii) accepting booking contracts for the use of the Hotel’s facilities retaining such bookings in accordance with the terms of the Existing Management Agreement and the Existing Franchise Agreement, (iii) maintaining the current level of advertising and other promotional activities for the Hotel’s facilities, (iv) maintaining the present level of insurance with respect to the Hotel in full force and effect until the Closing Date for the Hotel and (v) remaining in compliance in all material respects with all current Licenses;

(b) Keep, observe, and perform in all material respects all its obligations under and pursuant to the Leases, the Service Contracts, the FF&E Leases, the Existing Management Agreement, the Existing Franchise Agreement, the Contracts, Plans and Specs, the Warranties and all other applicable contractual arrangements relating to the Hotel;

(c) Not cause or permit the removal of FF&E from the Hotel except for the purpose of discarding worn and valueless items that have been replaced with FF&E of equal or better quality; timely make all repairs, maintenance, and replacements to keep all FF&E and all other Personal Property and all Real Property in good operating condition; keep and maintain the Hotel in a good state of repair and condition, reasonable and ordinary wear and tear and casualty and condemnation excepted; and not commit waste of any portion of the Hotel;

(d) Maintain the levels and quality of the Personal Property generally at the levels and quality existing on the date hereof and keep merchandise, supplies and inventory adequately stocked, consistent with good business practice, as if the sale of the Hotel hereunder were not to occur, including, without limitation, maintaining linens and bath towels at least at a 2-par level for all suites or rooms of the Hotel;

(e) Advise Buyer promptly of any litigation, arbitration, or administrative hearing before any court or governmental agency concerning or affecting the Hotel which is instituted or threatened after the date of this Contract or if any representation or warranty contained in this Contract shall become false in any material respect;

(f) Not take, or purposefully omit to take, any action that would have the effect of violating any of the representations, warranties, covenants or agreements of Seller contained in this Contract;

(g) Pay or cause to be paid all taxes, assessments and other impositions levied or assessed on the Hotel or any part thereof prior to the delinquency date, and comply with all federal, state, and municipal laws, ordinances, regulations and orders relating to the Hotel;

(h) Not sell or assign, or enter into any agreement to sell or assign, or create or permit to exist any lien or encumbrance (other than a Permitted Exception) on, the Property or any portion thereof; and

(i) Not allow any permit, receipt, license, franchise or right currently in existence with respect to the operation, use, occupancy or maintenance of the Hotel to expire, be canceled or otherwise terminated.

Seller shall promptly furnish to Buyer copies of all new, amended or extended FF&E Leases, Service Contracts, Leases and other contracts or agreements (other than routine hotel room bookings entered into in the ordinary course of business) relating to the Hotel and entered into by the Existing Manager prior to Closing; provided, however, that in the case of any of the foregoing entered into by the Existing Manager on its own behalf, only to the extent Seller has knowledge thereof or a copy of which is obtainable from the Existing Manager. Seller shall not, without first obtaining the written approval of Buyer, which approval shall not be unreasonably withheld, enter into any new FF&E Leases, Service Contracts, Leases or other contracts or agreements related to the Hotel, or extend any existing such agreements, unless such agreements (x) can be terminated, without penalty, upon thirty (30) days’ prior notice or (y) will expire prior to the Closing Date.

8.3 Third Party Consents. Prior to the Closing Date, Seller shall, at its expense, (i) obtain any and all third party consents and approvals (x) required in order to transfer the Hotel to Buyer, or (y) which, if not obtained, would materially adversely affect the operation of the Hotel, including, without limitation, all consents and approvals referred to on Exhibit D and (ii) use commercially reasonable efforts to obtain all other third party consents and approvals arising out of the transactions contemplated by this Agreement (all of such consents and approvals being referred to collectively as, the “Third Party Consents”).

8.4 Employees. Upon reasonable prior notice to Seller by Buyer, Buyer and its employees, representatives and agents shall have the right to meet with the general manager and the director of sales for the Hotel at any time before Closing. If the Review Period has expired without termination of this Contract and the Additional Deposit has been paid by Buyer, then upon reasonable prior notice to Seller by Buyer, Buyer and its employees, representatives and agents shall have the right to meet with the Hotel staff and the Existing Manager’s staff, including without limitation the general manager, the director of sales, the engineering staff and other key management employees of the Hotel. Seller shall have the right to have its representatives present during any and all such meetings. Buyer shall not interfere with the operations of the Hotel while engaging in such meetings in a manner that materially adversely affects the operation of any Property or the Existing Management Agreement.

8.5 Access to Financial Information. Buyer’s representatives shall have access to, and Seller and its Affiliates shall cooperate with Buyer and furnish upon request, all financial and other information relating to the Hotel’s operations to the extent necessary to enable Buyer’s representatives to prepare audited financial statements in conformity with Regulation S-X of the Securities and Exchange Commission (the “SEC”) and other applicable rules and regulations of the SEC and to enable them to prepare a registration statement, report or disclosure statement for filing with the SEC on behalf of Buyer or its Affiliates, whether before or after Closing and regardless of whether such information is included in the Records to be transferred to Buyer hereunder. Seller shall also provide to Buyer’s representative a signed representation letter in form and substance reasonably acceptable to Seller sufficient to enable an independent public accountant to render an opinion on the financial statements related to each Hotel. Buyer will reimburse Seller for costs reasonably incurred by Seller to comply with the requirements of the preceding sentence to the extent that Seller is required to incur costs not in the ordinary course of business for third parties to provide such representation letters. The provisions of this Section shall survive Closing or termination of this Contract.

8.6 Bulk Sales. At Seller’s risk and expense, Seller shall take all steps necessary to comply with the requirements of a transferor under all bulk transfer laws, if any, that are applicable to the transactions contemplated by this Contract. Buyer shall cooperate with Seller as reasonably requested in connection therewith.

8.7 Indemnification. If the transactions contemplated by this Contract are consummated as provided herein:

(a) Indemnification of Buyer. Without in any way limiting or diminishing the warranties, representations or agreements herein contained or the rights or remedies available to Buyer for a breach hereof, Seller hereby agrees to indemnify, defend and hold harmless Buyer and its respective designees, successors and assigns from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys’ fees) of every kind, nature and description in existence before, on or after Closing, whether known or unknown, absolute or continent, joint or several, arising out of or relating to:

(i) any claim made or asserted against Buyer or any of the Property by a creditor of Seller, including any claims based on or alleging a violation of any bulk sales act or other similar laws;

(ii) the breach of any representation, warranty, covenant or agreement of Seller contained in this Contract as to which Buyer gives Seller written notice detailing the breach and the facts and circumstances surrounding such breach within the 12-month survival period set forth in Section 7.3 hereof.

(iii) any liability or obligation of Seller not expressly assumed by Buyer pursuant to this Contract;

(iv) any claim made or asserted by an employee of Seller arising out of Seller’s decision to sell the Property; and

(v) the conduct and operation by or on behalf of Seller of its Hotel or the ownership, use or operation of its Property prior to Closing.

(b) Indemnification of Seller. Without in any way limiting or diminishing the warranties, representations or agreements herein contained or the rights or remedies available to Seller for a breach hereof, Buyer hereby agrees to indemnify, defend and hold harmless Seller and its respective designees, successors and assigns from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys’ fees) of every kind, nature and description in existence before, on or after Closing, whether known or unknown, absolute or contingent, joint or several, arising out of or relating to:

(i) the breach of any representation, warranty, covenant or agreement of Buyer contained in this Contract as to which Seller gives Buyer written notice detailing the breach and the facts and circumstances surrounding such breach within the 12-month survival period set forth in Section 7.3 hereof;

(ii) the conduct and operation by or on behalf of Buyer of its business at the Hotel or the ownership, use or operation of the Property after the Closing;

(iii) any liability or obligation of Buyer expressly assumed by Buyer at Closing; and

(iv) any claim made or asserted by an employee of the Hotel hired by Buyer and relating to wages, benefits or accommodations due or payable from and after the date of hire by Buyer.

(c) Indemnification Procedure for Claims of Third Parties. Indemnification, with respect to claims resulting from the assertion of liability by those not parties to this Contract (including governmental claims for penalties, fines and assessments), shall be subject to the following terms and conditions:

(i) The party seeking indemnification (the “Indemnified Party”) shall give prompt written notice to the party or parties from which it is seeking indemnification (the “Indemnifying Party”) of any assertion of liability by a third party which might give rise to a claim for indemnification based on the foregoing provisions of this Section 8.8, which notice shall state the nature and basis of the assertion and the amount thereof, to the extent known; provided, however, that no delay on the part of the Indemnified Party in giving notice shall relieve the Indemnifying Party of any obligation to indemnify unless (and then solely to the extent that) the Indemnifying Party is prejudiced by such delay.

(ii) If in any action, suit or proceeding (a “Legal Action”) the relief sought is solely the payment of money damages, and if the Indemnifying Party specifically agrees in writing to indemnify such Indemnified Party with respect thereto and demonstrates to the reasonable satisfaction of such Indemnified Party its financial ability to do so, the Indemnifying Party shall have the right, commencing thirty (30) days after such notice, at its option, to elect to settle, compromise or defend, pursuant to this paragraph, by its own counsel and at its own expense, any such Legal Action involving such Indemnified Party’s asserted liability. If the Indemnifying Party does not undertake to settle, compromise or defend any such Legal Action, such settlement, compromise or defense shall be conducted in the sole discretion of such Indemnified Party, but such Indemnified Party shall provide the Indemnifying Party with such information concerning such settlement, compromise or defense as the Indemnifying Party may reasonably request from time to time. If the Indemnifying Party undertakes to settle, compromise or defend any such asserted liability, it shall notify such Indemnified Party in writing of its intention to do so within thirty (30) days of notice from such Indemnified Party provided above.

(iii) Notwithstanding the provisions of the previous subsection of this Contract, until the Indemnifying Party shall have assumed the defense of the Legal Action, the defense shall be handled by the Indemnified Party. Furthermore, (i) such Legal Action involves the possible imposition of criminal liability on the Indemnified Party, (ii) the assumption or control by Indemnifying Party of the defense of such Legal Action involves a conflict of interest between the Indemnifying Party and the Indemnified Party which cannot be waived under applicable professional rules of legal conduct, or (iii) the Indemnifying Party or the attorneys engaged by Indemnifying Party have, in the reasonable determination of the Indemnified Party, taken action or failed to take action which has prejudiced the defense of the Indemnified Party or have failed to pursue with reasonable diligence such defense or the negotiation or settlement of such defense, then the Indemnifying Party, shall not be entitled to assume the defense of the Legal Action and the defense shall be handled by the Indemnified Party, provided that the Indemnifying Party shall have the right to approve legal counsel selected by the Indemnified Party, such approval not to be unreasonably withheld, delayed or conditioned. If the defense of the Legal Action is handled by the Indemnified Party under the provisions of this subsection, the Indemnifying Party shall pay all legal and other expenses reasonably incurred by the Indemnified Party in conducting such defense.

(iv) In any Legal Action initiated by a third party and defended by the Indemnified Party (w) the Indemnified Party shall have the right to be represented by advisory counsel and accountants, at its own expense, (x) the Indemnifying Party shall keep the Indemnified Party fully informed as to the status of such Legal Action at all stages thereof, whether or not the Indemnified Party is represented by its own counsel, (y) the Indemnifying Party shall make available to the Indemnified Party and its attorneys, accounts and other representatives, all books and records of Seller relating to such Legal Action and (z) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of such Legal Action.

(v) In any Legal Action initiated by a third party and defended by the Indemnifying Party, the Indemnifying Party shall not make settlement of any claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against Buyer or its respective assets, employees, Affiliates or business, or relief which Buyer reasonably believes could establish a custom or precedent which will be adverse to the best interests of its continuing business.

8.8 Escrow Funds. To provide for the timely payment of any post-closing claims by Buyer against Seller hereunder, at Closing, Seller shall deposit an amount equal to Three Hundred Thousand and No/100 Dollars ($300,000.00) (the “Escrow Funds”) which shall be withheld from the Purchase Price payable to Seller and shall be deposited for a period of one hundred eighty (180) days in an escrow account with the Title Company pursuant to an escrow agreement in the form attached hereto as Exhibit F (the “Post-Closing Agreement”), which escrow and Post-Closing Agreement shall be established and entered into at Closing and shall be a condition to Buyer’s obligations under this Contract. If no claims have been asserted by Buyer against Seller, or all such claims have been satisfied, within such 180-day period, the Escrow Funds deposited by Seller shall be released to Seller.

8.9 PIP. Promptly following full execution of this Agreement, Seller, at its sole cost, shall order a PIP survey and review from Franchisor in connection with the transfer of the Property to Buyer. Seller shall complete all PIP items required by Franchisor on or before Closing; provided, however, in the event Seller is unable to complete the PIP prior to Closing, Seller shall deposit an amount equal to 150% of the cost of the uncompleted PIP items (the “PIP Escrow”) which shall be withheld from the Purchase Price payable to Seller and shall be deposited in an escrow account with the Title Company. Seller shall complete all remaining PIP items within 30 days following Closing; provided, however, if Seller has commenced all remaining PIP items and is diligently prosecuting the same to completion, Seller shall have a reasonable time after such 30-day period to complete the PIP. Upon Seller’s completion of the PIP to Franchisor’s satisfaction, the PIP Escrow shall be released to Seller. Notwithstanding the immediately preceding sentence, if, after such reasonable extension of time Seller has not completed the PIP, Buyer shall provide written notice to Seller describing what PIP items remain to be completed and Seller shall have five (5) business days to complete otherwise Buyer shall complete the PIP and be entitled to the PIP Escrow.

ARTICLE IX

CONDITIONS FOR CLOSING

9.1 Buyer’s Conditions for Closing. Unless otherwise waived in writing, and without prejudice to Buyer’s right to cancel this Contract during the Review Period, the duties and obligations of Buyer to proceed to Closing under the terms and provisions of this Contract are and shall be expressly subject to strict compliance with, and satisfaction or waiver of, each of the conditions and contingencies set forth in this Section 9.1, each of which shall be deemed material to this Contract. In the event of the failure of any of the conditions set forth in this Section 9.1 or of any other condition to Buyer’s obligations provided for in this Contract, which condition is not waived in writing by Buyer or cured or satisfied by Seller within 10 days after written demand therefor, Buyer shall have the right at its option to declare this Contract terminated, in which case the Earnest Money Deposit and any interest thereon shall be immediately returned to Buyer and each of the parties shall be relieved from further liability to the other, except as otherwise expressly provided herein, with respect to this Contract.

(a) All of Seller’s representations and warranties contained in or made pursuant to this Contract shall be true and correct in all material respects as if made again on the

Closing Date. To the extent Buyer has, or acquires, actual knowledge prior to the Closing that any representation and warranty of Seller is inaccurate, untrue or incorrect in any way, and does not invoke Buyer’s right in this Article IX to terminate this Contract, such representation and warranty shall be deemed modified to reflect Buyer’s knowledge.

(b) Buyer shall have received all of the instruments and conveyances listed in Section 10.2.

(c) Seller shall have performed, observed and complied in all material respects with all of the covenants, agreements, closing requirements and conditions required by this Contract to be performed, observed and complied with by Seller, as and when required hereunder.

(d) Seller and Buyer shall have executed and delivered the assignment and assumption of the Franchise Agreement, and the Franchisor shall have provided its consent thereto and its release of Seller for liabilities under the Franchise Agreement accruing after the Closing, and Buyer and Franchisor shall have executed and delivered any amendments to the Franchise as may be required to accommodate Buyer’s and/or Buyer’s Affiliates’ REIT structure, all as contemplated by Article V hereof.

(e) Third Party Consents in form and substance satisfactory to Buyer shall have been obtained and furnished to Buyer.

(f) The Escrow Funds shall have been deposited in the escrow account pursuant to the Post-Closing Agreement and the parties thereto shall have entered into the Post-Closing Agreement.

(g) The Existing Management Agreement shall have been terminated.

(h) Buyer shall have obtained an irrevocable commitment directly from the Title Company (or in the event the Title Company is not willing to issue said irrevocable commitment, then from such other national title company as may be selected by either Buyer or Seller) for issuance of an Owner’s Policy of Title Insurance to Buyer insuring good and marketable fee simple absolute title to the Real Property constituting part of the Property in the amount of the Purchase Price, subject to the Permitted Exceptions and further subject to Buyer’s payment of the full premium therefor and Buyer’s compliance with those Title Company requirements for which Buyer is solely responsible (as opposed to those requirements for which Seller is responsible pursuant to the terms of this Agreement).

9.2 Seller’s Conditions for Closing. Unless otherwise waived in writing, and without prejudice to Seller’s right to cancel this Contract during the Review Period, the duties and obligations of Seller to proceed to Closing under the terms and provisions of this Contract are and shall be expressly subject to strict compliance with, and satisfaction or waiver of, each of the conditions and contingencies set forth in this Section 9.2, each of which shall be deemed material to this Contract. In the event of the failure of any of the conditions set forth in this Section 9.2, which condition is not waived in writing by Seller or cured or satisfied by Buyer within 10 days after written demand therefor, Seller shall have the right at its option to declare this Contract terminated and null and void, in which case the remaining Earnest Money Deposit and any interest thereon shall be immediately returned to Buyer and each of the parties shall be relieved from further liability to the other, except as otherwise expressly provided herein.

(a) All of Buyer’s representations and warranties contained in or made pursuant to this Contract shall be true and correct in all material respects as if made again on the Closing Date. To the extent Seller has, or acquires, actual knowledge prior to the Closing that any representation and warranty of Buyer is inaccurate, untrue or incorrect in any way, and does not invoke Seller’s right in this Article IX to terminate this Contract, such representation and warranty shall be deemed modified to reflect Seller’s knowledge

(b) Seller shall have received all of the money, instruments and conveyances listed in Section 10.3.

(c) Buyer shall have performed, observed and complied in all material respects with all of the covenants, agreements, closing requirements and conditions required by this Contract to be performed, observed and complied with by Buyer, as and when required hereunder.

(d) Seller and Buyer shall have executed and delivered the assignment and assumption of the Franchise Agreement, and the Franchisor shall have provided its consent thereto and its release of Seller for liabilities under the Franchise Agreement accruing after the Closing, and Buyer and Franchisor shall have executed and delivered any amendments to the Franchise as may be required to accommodate Buyer’s and/or Buyer’s Affiliates’ REIT structure, all as contemplated by Article V hereof.

ARTICLE X

CLOSING AND CONVEYANCE

10.1 Closing. Unless otherwise agreed by Buyer and Seller, the Closing on the Property shall occur on a date selected by Buyer that is not later than fifteen (15) days after expiration of the Review Period, time being of the essence, provided that all conditions to Closing by Buyer hereunder have been satisfied. Buyer will provide Seller at least five (5) days prior written notice of the Closing Date selected by Buyer. The date on which the Closing is to occur as provided in this Section 10.1, or such other date as may be agreed upon by Buyer and Seller, is referred to in this Contract as the “Closing Date” for the Property. The Closing shall be held at 10:00 a.m. at the offices of the Title Company, or as otherwise determined by Buyer and Seller.

10.2 Deliveries of Seller. At Closing, Seller or Fee Title Owner, as applicable, shall deliver to Buyer the following, and, as appropriate, all instruments shall be properly executed and conveyance instruments to be acknowledged in recordable form (the terms, provisions and conditions of all instruments not attached hereto as Exhibits shall be mutually agreed upon by Buyer and Seller prior to such Closing):

(a) Deed. A Limited Warranty deed conveying to Buyer fee simple title to the Real Property, subject only to the Permitted Exceptions (the “Deed”).

(b) Bills of Sale. Bills of sale to Buyer and/or its designated Lessee, conveying title to the tangible Personal Property.

(c) Existing Management. Evidence of the termination of the Existing Management Agreement.

(d) Franchise Agreement. The assignment by Seller of all of Seller’s right, title and interest in and to the Franchise Agreement.

(e) General Assignments and Assumptions. Assignments by Seller of all of Seller’s right, title and interest in and to all FF&E Leases, Service Contracts and Leases identified on Exhibit C hereto (the “Hotel Contracts”). The assignment shall also be a general assignment and shall provide for the assignment of all of Seller’s right, title and interest in all Records, Warranties, Licenses, Tradenames, Contracts, Plans and Specs and all other intangible Personal Property applicable to the Hotel.

(f) FIRPTA; 1099. A FIRPTA Affidavit or Transferor’s Certificate of Non-Foreign Status as required by Section 1445 of the Internal Revenue Code and an IRS Form 1099.

(g) Title Company Documents. All affidavits, gap indemnity agreements and other documents reasonably required by the Title Company.

(h) Possession. Possession of the Property, subject only to rights of guests in possession and tenants pursuant to written leases included in the Leases.

(i) Vehicle Titles. The necessary certificates of titles duly endorsed for transfer together with any required affidavits and other documentation necessary for the transfer of title or assignment of leases from Seller to Buyer of any motor vehicles used in connection with the Hotel’s operations.

(j) Authority Documents. Certified copy of resolutions of the Board of Directors of Seller authorizing the sale of the Property contemplated by this Contract, and/or other evidence reasonably satisfactory to Buyer and the Title Company that the person or persons executing the closing documents on behalf of Seller have full right, power and authority to do so, along with a certificate of good standing of Seller from the State in which the Property is located.

(k) Miscellaneous. Such other instruments as are contemplated by this Contract to be executed or delivered by Seller, reasonably required by Buyer or the Title Company, or customarily executed in the jurisdiction in which the Hotel is located, to effectuate the conveyance of property similar to the Hotel, with the effect that, after the Closing, Buyer will have succeeded to all of the rights, titles, and interests of Seller related to the Hotel and Seller will no longer have any rights, titles, or interests in and to the Hotel.

(1) Plans, Keys, Records, Etc. To the extent not previously delivered to and in the possession of Buyer, all Contracts, Plans and Specs, all keys for the Hotel (which keys shall be properly tagged for identification), all Records, including, without limitation, all Warranties, Licenses, Leases, FF&E Leases and Service Contracts for the Hotel.

(m) Closing Statements. Seller’s Closing Statement, and a certificate confirming the truth of Seller’s representations and warranties hereunder as of the Closing Date.

(n) Post-Closing Agreement. A counterpart of the Post-Closing Agreement executed by Seller.

10.3 Buyer’s Deliveries. At Closing of the Hotel, Buyer shall deliver the following:

(a) Purchase Price. The balance of the Purchase Price, adjusted for the adjustments provided for in Section 12.1, below, and less any sums to be deducted therefrom as provided in Section 2.4.

(b) Franchise Agreement. The assumption by Buyer of all of Seller’s right, title and interest in and to the Franchise Agreement.

(c) General Assignments and Assumptions. Assumptions by Buyer of all of Seller’s right, title and interest in and to all Hotel Contracts.

(d) Authority Documents. Certified copy of resolutions of the Board of Directors of Buyer authorizing the purchase of the Hotel contemplated by this Contract, and/or other evidence satisfactory to Seller and the Title Company that the person or persons executing the closing documents on behalf of Buyer have full right, power and authority to do so.

(e) Miscellaneous. Such other instruments as are contemplated by this Contract to be executed or delivered by Buyer, reasonably required by Seller or the Title Company, or customarily executed in the jurisdiction in which the Hotel is located, to effectuate the conveyance of property similar to the Hotel, with the effect that, after the Closing, Buyer will have succeeded to all of the rights, titles, and interests of Seller related to the Hotel and Seller will no longer have any rights, titles, or interests in and to the Hotel.

(f) Closing Statements. Buyer’s Closing Statement, and a certificate confirming the truth of Buyer’s representations and warranties hereunder as of the Closing Date.

(g) Post-Closing Agreement. A counterpart of the Post-Closing Agreement executed by Buyer.

10.4 Stored Items. Seller shall deliver to Buyer an inventory of items stored at the Property on behalf of guests or other Property users and Buyer shall assume post-Closing liability for such items.

10.5 Deliveries to Escrow Agent. If any party elects to perform its closing deliveries through an escrow with the Escrow Agent, such party’s document deliveries shall be made to the Escrow Agent in accordance with the terms of an escrow agreement reasonably satisfactory to such party and the Escrow Agent.

ARTICLE XI

COSTS

All Closing costs shall be paid as set forth below:

11.1 Seller’s Costs. In connection with the sale of the Property contemplated under this Contract, Seller shall be responsible for all transfer and recordation taxes, including, without limitation, all transfer, sales, use or bulk transfer taxes or like taxes on or in connection with the transfer of the Personal Property constituting part of the Property pursuant to the Bill of Sale, in each case except as otherwise provided in Section 12, and all accrued taxes of Seller prior to Closing and income, sales and use taxes and other such taxes of Seller attributable to the sale of the Property to Buyer. Seller shall be responsible for all costs related to the termination of the Existing Management Agreement as provided in Article V. Seller shall also be responsible for any fees for the performance of the property improvement plan review and report by the Franchisor, as well as costs and expenses of its attorneys, accountants, appraisers and other professionals, consultants and representatives. Seller shall also be responsible for payment of all prepayment penalties and other amounts payable in connection with the pay-off of any liens and/or indebtedness encumbering the Property. Any Franchisor escrows, including PIP escrows, will be transferred to Buyer.

11.2 Buyer’s Costs. In connection with the purchase of the Property contemplated under this Contract, Buyer shall be responsible for the costs and expenses of its attorneys, accountants and other professionals, consultants and representatives. Buyer shall also be responsible for the costs and expenses in connection with the preparation of any environmental report, any update to the survey and the costs and expenses of preparation of the title insurance commitment and the issuance of the title insurance policy contemplated by Article IV and the per page recording charges and clerk’s fee for the Deed (if applicable).

ARTICLE XII

ADJUSTMENTS

12.1 Adjustments. Unless otherwise provided herein, at Closing, adjustments between the parties shall be made as of 12:01 a.m. on the Closing Date (the “Cutoff Time”), with the income and expenses accrued prior to the Closing Date being allocated to Seller and the income and expenses accruing on and after the Closing Date being allocated to Buyer, all as set forth below. All of such adjustments and allocations shall be made in cash at Closing and shall be collected through and/or adjusted in accordance with the terms of the Existing Management Agreement. Except as otherwise expressly provided herein, all apportionments and adjustments shall be made on an accrual basis in accordance with generally accepted accounting principles. Buyer and Seller shall request that the Manager determine the apportionments, allocations, prorations and adjustments as of the Cutoff Time.

(a) Taxes. All real estate taxes, personal property taxes, or any other taxes and special assessments (special or otherwise) of any nature upon the Property levied, assessed or pending for the calendar year in which the Closing occurs (including the period prior to Closing, regardless of when due and payable) shall be prorated as of the Cutoff Time and, if no tax bills or assessment statements for such calendar year are available, such amounts shall be estimated on the basis of the best available information for such taxes and assessments that will be due and payable on the Hotel for the calendar year in which Closing occurs.

(b) Utilities. All suppliers of utilities shall be instructed to read meters or otherwise determine the charges owing as of the Closing Date for services prior thereto, which charges shall be allocated to Seller. Charges accruing after Closing shall be allocated to Buyer. If elected by Seller, Seller shall be given credit, and Buyer shall be charged, for any utility deposits transferred to and received by Buyer at Closing.

(c) Income/Charges. All rents, income and charges receivable or payable under any Leases and Hotel Contracts applicable to the Property, and any deposits, prepayments and receipts thereunder, shall be prorated between Buyer and Seller as of the Cutoff Time.

(d) Accounts. All working capital accounts, reserve accounts and escrow accounts (including all FF&E accounts, all PIP accounts, Franchisor escrows, but excluding amounts held in tax and insurance escrow accounts and utility deposits to the extent excluded from the definition of Deposits, shall become the property of Buyer, without additional charge to Buyer and without Buyer being required to fund the same.

(e) Guest Ledger. Subject to (f) below, all accounts receivable of registered guests at the Hotel who have not checked out and were occupying rooms as of the Cutoff Time, shall be prorated as provided herein.

(f) Room Rentals. All receipts from guest room rentals and other suite revenues for the night in which the Cutoff Time occurs shall belong to Seller, but Seller shall provide Buyer credit at Closing equal to $35.00 for each occupied guest room rental to defray the reasonable expenses to be incurred by Buyer to clean such guests’ rooms.

(g) Advance Deposits. All prepaid rentals, room rental deposits, and all other deposits for advance registration, banquets or future services to be provided on and after the Closing Date shall be credited to Buyer.

(h) Accounts Receivable. To the extent not apportioned at Closing and subject to (e) and (f) above, all accounts receivable and credit card claims as of the Cutoff Time shall remain the property of Seller, and Seller and Buyer agree that the monies received from debtors owing such accounts receivable balances after Closing shall be applied as expressly provided in such remittance, or if not specified then to the Seller’s outstanding invoices to such account debtors in chronological order beginning with the oldest invoices, and thereafter, to Buyer’s account.

(i) Accounts Payable. To the extent not apportioned at Closing, any indebtedness, accounts payable, liabilities or obligations of any kind or nature related to Seller or the Property for the periods prior to and including the Closing Date shall be retained by Seller and promptly allocated to Seller and evidence thereof shall be provided to Buyer, and Buyer shall not be or become liable therefor, except as expressly assumed by Buyer pursuant to this Contract, and invoices received in the ordinary course of business prior to Closing shall be allocated to Seller at Closing.

(j) Restaurants, Bars, Machines, Other Income. All monies received in connection with bar, restaurant, banquet, coin-operated telephones, vending machines, game machines, laundry facilities and other coin-operated equipment and similar and other services at the Hotel (other than amounts due from any guest and included in room rentals) prior to the close of business for each such operation for the night in which the Cutoff Time occurs shall belong to Seller, and all other receipts and revenues (not previously described in this Section 12.1) from the operation of any department of the Hotel shall be prorated between Seller and Buyer at Closing.

(k) House Banks, House Funds, etc. Seller shall receive a credit for the amount of all house banks, house funds, petty cash funds, and postage meter rental credits as of the Cutoff Time, all of which shall become the property of Buyer.

(1) Consumable Inventory. Seller shall receive a credit for all items of food and beverage in unopened containers not past the stated expiration date (if any) and on the Premises as of the Cutoff Time.

12.2 Reconciliation and Final Payment. Seller and Buyer shall reasonably cooperate after Closing to make a final determination of the allocations and prorations required under this Contract within one hundred eighty (180) days after the Closing Date. Upon the final reconciliation of the allocations and prorations under this Section, the party which owes the other party any sums hereunder shall pay such party such sums within ten (10) days after the reconciliation of such sums. The obligations to calculate such prorations, make such reconciliations and pay any such sums shall survive the Closing.

12.3 Employees. Unless Buyer or the New Manager expressly agrees otherwise, none of the employees of the Hotel shall become employees of Buyer, as of the Closing Date; instead, such employees, if hired, shall become employees of the New Manager. Seller shall not give notice under any applicable federal or state plant closing or similar act, including, if applicable, the Worker Adjustment and Retraining Notification Provisions of 29 U.S.C., Section 2102, the parties having agreed that a mass layoff, as that term is defined in 29 U.S.C., 2101(a)(3), will not have occurred. Seller shall cause all the employees to be paid in full through the Cutoff Time for all wages, salaries and benefits, including, without limitation, accrued vacation pay, sick leave, and other benefits accrued or earned by and due to employees at the Hotel through the Cutoff Time, together with F.I.C.A., unemployment and other taxes and benefits due with respect to such employees for such period. All liability for wages, salaries and benefits of the employees accruing in respect of and attributable to the period from and after Closing shall be charged to Buyer.

ARTICLE XIII

CASUALTY AND CONDEMNATION

13.1 Risk of Loss; Notice. Prior to Closing and the delivery of possession of the Property to Buyer in accordance with this Contract, all risk of loss to the Property (whether by casualty, condemnation or otherwise) shall be borne by Seller. In the event that (a) any loss or damage to the Hotel shall occur prior to the Closing Date as a result of fire or other casualty, or (b) Seller receives notice that a governmental authority has initiated or threatened to initiate a condemnation proceeding affecting the Hotel, Seller shall give Buyer immediate written notice of such loss, damage or condemnation proceeding (which notice shall include a certification of (i) the amounts of insurance coverages in effect with respect to the loss or damage and (ii) if known, the amount of the award to be received in such condemnation).

13.2 Buyer’s Termination Right. If, prior to Closing and the delivery of possession of the Property to Buyer in accordance with this Contract, (a) any condemnation proceeding shall be pending against a substantial portion of the Hotel or (b) there is any substantial casualty loss or damage to the Hotel, Buyer shall have the option to terminate this Contract, provided Buyer delivers written notice to Seller of its election within twenty (20) days after the date Seller has delivered Buyer written notice of any such loss, damage or condemnation as provided above, and in such event, the Earnest Money Deposit, and any interest thereon, shall be delivered to Buyer and thereafter, except as expressly set forth herein, no party shall have any further obligation or liability to the other under this Contract. In the context of condemnation, “substantial” shall mean condemnation of such portion of a Hotel (or access thereto) as could, in Buyer’s reasonable judgment, render use of the remainder impractical or unfeasible for the uses herein contemplated, and, in the context of casualty loss or damage, “substantial” shall mean a loss or damage in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) in value.

13.3 Procedure for Closing. If Buyer shall not timely elect to terminate this Contract under Section 13.2 above, or if the loss, damage or condemnation is not substantial, Seller agrees to pay to Buyer at the Closing all insurance proceeds or condemnation awards which Seller has received as a result of the same (provided that Seller may deduct therefrom so much as shall have been reasonably expended for adjusting the claim or award (not to exceed $2,000) and making any reasonably necessary emergency or temporary repairs as a result of such damage or condemnation), plus an amount equal to the insurance deductible, and assign to Buyer all insurance proceeds and condemnation awards payable as a result of the same, in which event the Closing shall occur without Seller replacing or repairing such damage.

ARTICLE XIV

DEFAULT REMEDIES

14.1 Buyer Default. If Buyer defaults under this Contract after the Review Period, and such default continues for thirty (30) days following written notice from Seller (provided no notice shall extend the time for Closing), then at Seller’s election by written notice to Buyer, this Contract shall be terminated and of no effect, in which event (i) the Earnest Money Deposit, including any interest thereon, shall be paid to and retained by the Seller as Seller’s sole and exclusive remedy hereunder, and as liquidated damages for Buyer’s default or failure to close and (ii) Buyer shall deliver and turn over to Seller, at no cost to Seller, copies of all due diligence materials provided by Seller to Buyer, whereupon both Buyer and Seller shall thereupon be released from all obligations hereunder. Buyer acknowledges and agrees that the Earnest Money Deposit bears a reasonable relationship to the damages which the parties estimate may be suffered by Seller by reason of failure of the Closing to occur as a result of Buyer’s default, and that the Earnest Money Deposit is not an unreasonable amount under the circumstances existing at the time this Contract was made.

14.2 Seller Default. If Seller defaults under this Contract, and such default continues for thirty (30) days following written notice from Buyer, Buyer may elect, as Buyer’s sole and exclusive remedy, either (i) to terminate this Contract by written notice to Seller delivered to that Seller at any time prior to the completion of such cure, in which event the Earnest Money Deposit, including any interest thereon, shall be returned to the Buyer, and thereafter both the Buyer and Seller shall thereupon be released from all obligations with respect to this Contract, except as otherwise expressly provided herein; or (ii) to treat this Contract as being in full force and effect by written notice to Seller delivered to Seller at any time prior to the completion of such cure, in which event the Buyer shall have the right to an action against the defaulting Seller for damages, specific performance and all other rights and remedies available at law or in equity.

14.3 Attorney’s Fees. Anything to the contrary herein notwithstanding, if it shall be necessary for either the Buyer or Seller to employ an attorney to enforce its rights pursuant to this Contract because of the default of the other party, and the non-defaulting party is successful in enforcing such rights, then the defaulting party shall reimburse the non-defaulting party for the non-defaulting party’s reasonable attorneys’ fees, costs and expenses.

ARTICLE XV

NOTICES

All notices required herein shall be deemed to have been validly given, as applicable: (i) if given by telecopy, when the telecopy is transmitted to the party’s telecopy number specified below and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next Business Day if not confirmed during normal business hours, (ii) if hand delivered to a party against receipted copy, when the copy of the notice is receipted or rejected, (iii) if given by certified mail, return receipt requested, postage prepaid, two (2) Business Days after it is posted with the U.S. Postal Service at the address of the party specified below or (iv) on the next delivery day after such notices are sent by recognized and reputable commercial overnight delivery service marked for next day delivery, return receipt requested or similarly acknowledged:

If to Buyer:	Apple Seven Hospitality Ownership, Inc.
814 E. Main Street Richmond, Virginia 23219 Attention: Sam Reynolds Fax No.: (804) 344-8129

with a copy to:	Apple Seven Hospitality Ownership, Inc.
814 E. Main Street Richmond, Virginia 23219 Attention: Legal Dept. Fax No.: (804) 344-8129

If to Seller:	IRNM Hotel Investors, L.L.C.
914 Hartford Turnpike Waterford, Connecticut 06385 Attention: Robert W. Winchester Fax: (860) 437-7752

with a copy to:	Bingham McCutchen LLP
One State Street Hartford, Connecticut 06103 Attention: Frank A. Appicelli, Esq. Fax: (860) 240-2800

Addresses may be changed by the parties hereto by written notice in accordance with this Section.

ARTICLE XVI

MISCELLANEOUS

16.1 Performance. Time is of the essence in the performance and satisfaction of each and every obligation and condition of this Contract.

16.2 Binding Effect; Assignment. This Contract shall be binding upon and shall inure to the benefit of each of the parties hereto, their respective successors and assigns. Notwithstanding the foregoing, Buyer shall not assign any of its rights and interests under this Contract without the prior written consent of Seller, provided that Buyer may assign its rights and interests under this Contract to an Affiliate of Buyer without Seller’s prior written consent. In the case of any such assignment to an entity wholly-owned by Buyer, written notice of such assignment shall be given to Seller at least two (2) days prior to the Closing and such assignment shall not relieve Buyer of its other obligations hereunder.

16.3 Entire Agreement. This Contract and the Exhibits constitute the sole and entire agreement between Buyer and Seller with respect to the subject matter hereof. No modification of this Contract shall be binding unless signed by both Buyer and Seller.

16.4 Governing Law. The validity, construction, interpretation and performance of this Contract shall in all ways be governed and determined in accordance with the laws of the State of Oklahoma (without regard to conflicts of law principles).

16.5 Captions. The captions used in this Contract have been inserted only for purposes of convenience and the same shall not be construed or interpreted so as to limit or define the intent or the scope of any part of this Contract.

16.6 Confidentiality. Except as either party may reasonably determine is required by law (including without limitation laws and regulations applicable to Buyer or its Affiliates who may be public companies): (i) prior to Closing and at all times following any termination of this

Contract, Buyer and Seller shall not disclose the existence of this Contract or their respective intentions to purchase and sell the Property or generate or participate in any publicity or press release regarding this transaction, except to Buyer’s and Seller’s legal counsel and lender, Buyer’s consultants and agents, the Manager, the Existing Manager, the Franchisor and the Title Company and except as necessitated by Buyer’s Due Diligence Examination and/or shadow management, unless both Buyer and Seller agree in writing and as necessary to effectuate the transactions contemplated hereby, and Buyer shall keep confidential and not disclose any materials, information or other items furnished by Seller to Buyer in connection with the Due Diligence Examination or any results of any inspections, investigations and examinations of the Property conducted by Buyer and (ii) following Closing, the parties shall coordinate any public disclosure or release of information related to the transactions contemplated by this Contract, and no such disclosure or release shall be made without the prior written consent of Buyer, and no press release shall be made without the prior written approval of Buyer and Seller.

16.7 Closing Documents. To the extent any Closing documents are not attached hereto at the time of execution of this Contract, Buyer and Seller shall negotiate in good faith with respect to the form and content of such Closing documents prior to Closing.

16.8 Counterparts. This Contract may be executed in counterparts by the parties hereto, and by facsimile signature, and each shall be considered an original and all of which shall constitute one and the same agreement.

16.9 Severability. If any provision of this Contract shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Contract but shall be confined in its operation to the provision or provisions hereof directly involved in the controversy in which such judgment shall have been rendered, and this Contract shall be construed as if such provision had never existed, unless such construction would operate as an undue hardship on Seller or Buyer or would constitute a substantial deviation from the general intent of the parties as reflected in this Contract.

16.10 Interpretation. For purposes of construing the provisions of this Contract, the singular shall be deemed to include the plural and vice versa and the use of any gender shall include the use of any other gender, as the context may require.

16.11 Further Acts. In addition to the acts, deeds, instruments and agreements recited herein and contemplated to be performed, executed and delivered by Buyer and Seller, Buyer and Seller shall perform, execute and deliver or cause to be performed, executed and delivered at the Closing or after the Closing, any and all further acts, deeds, instruments and agreements and provide such further assurances as the other party or the Title Company may reasonably require to consummate the transaction contemplated hereunder.

16.12 Joint and Several Obligations. If Seller consists of more than one person or entity, each such person or entity shall be jointly and severally liable with respect to the obligations of Seller under this Contract.

ARTICLE XVII

JOINDER BY FEE TITLE OWNER

17.1 Joinder by Fee Title Owner. Fee Title Owner hereby covenants and agrees that:

(a) Fee Title Owner is and shall be jointly and severally liable with Seller for the performance of all of Seller’s obligations and liabilities under this Contract and all documents and instruments executed in connection therewith, including, without limitation, all of Seller’s obligations and liabilities that survive Closing;

(b) The obligations of Fee Title Owner hereunder shall not be limited, diminished or impaired in any way by virtue of any right or remedy Buyer may have against Seller under this Contract or by virtue of any other provision of this Contract;

(c) Buyer shall not be obligated to proceed first against Seller before resorting to Fee Title Owner under this Article XVII for performance;

Indemnification claims and procedures with respect to the indemnification obligations of Fee Title Owner under this Article XVII shall be consistent with those provided for in Section 8.8(c) of this Contract. Except as provided in this Contract, the covenants, agreements, representations and warranties of Fee Title Owner set forth in this Article XVII shall be continuing, and shall not be deemed to merge into or be waived by the Deeds or other closing documents and shall survive Closing on the Property.

[Signatures Begin on Following Page]

IN WITNESS WHEREOF, this Contract has been executed, to be effective as of the date first above written, by the Buyer and Seller.

SELLER:

IRNM HOTEL INVESTORS L.L.C., a Michigan limited liability company

By:	/s/ MARK WOLMAN
Name:	MARK WOLMAN
Title:	Authorized Representative

FEE TITLE OWNER:

NORMAN HOTEL VENTURE I, a Connecticut general partnership

By:	/s/ MARK WOLMAN
Name:	MARK WOLMAN
Title:	Authorized Representative

BUYER:

APPLE SEVEN HOSPITALITY OWNERSHIP, INC., a Virginia corporation

By:	/s/ JUSTIN G. KNIGHT
Name:	JUSTIN G. KNIGHT
Title:	President

EXHIBIT “A”

LEGAL DESCRIPTION OF LAND

EXHIBIT B

LIST OF FF&E

To be provided by Seller and approved by Buyer during the Review Period

EXHIBIT C

LIST OF HOTEL CONTRACTS

To be provided by Seller and approved by Buyer during the Review Period

EXHIBIT D

CONSENTS AND APPROVALS

To be provided by Seller and approved by Buyer during the Review Period

EXHIBIT E

CLAIMS OR LITIGATION PENDING

To be provided by Seller and approved by Buyer during the Review Period

i

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) made the      day of             , 2006 by and among IRNM HOTEL INVESTORS L.L.C., a Michigan limited liability company (“Seller”), APPLE SEVEN HOSPITALITY OWNERSHIP, INC. a Virginia corporation, or its assigns (“Buyer”), NORMAN HOTEL VENTURE I, a Connecticut general partnership (“Fee Title Owner”) and LAND AMERICA AMERICAN TITLE COMPANY (“Escrow Agent”).

R E C I T A L S

WHEREAS, pursuant to the provisions of Section 2.5 of that certain Purchase Contract dated                          , 2006 (the “Contract”) between Seller and Buyer (the “Parties”), the Parties have requested Escrow Agent to hold in escrow in accordance with the provisions, upon the terms, and subject to the conditions, of this Agreement, the Earnest Money Deposit as defined in the Contract (the “Deposit”); and

WHEREAS, the Deposit shall be delivered to Escrow Agent in accordance with the terms of the Contract and this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties hereto agree as follows:

1. Seller and Buyer hereby appoint Escrow Agent to serve as escrow agent hereunder, and the Escrow Agent agrees to act as escrow agent hereunder in accordance with the provisions, upon the terms and subject to the conditions of this Agreement. The Escrow Agent hereby acknowledges receipt of the Deposit. Escrow Agent shall invest the Deposit as directed by Buyer.

2. Subject to the rights and obligations to transfer, deliver or otherwise dispose of the Deposit, Escrow Agent shall keep the Deposit in Escrow Agent’s possession pursuant to this Agreement.

3. A. Buyer shall be entitled to an immediate return of the Deposit at any time prior to the expiration of the Review Period (as defined in Section 3.1 of the Contract) by providing written notice to Escrow Agent stating that Buyer has elected to terminate the Contract pursuant to Section 3.1.

B. If at any time after the expiration of the Review Period, Buyer claims entitlement to all or any portion of the Deposit, Buyer shall give written notice to Escrow Agent stating that Seller has defaulted in the performance of its obligations under the Contract beyond the applicable grace period, if any, or that Buyer is otherwise entitled to the return of the Deposit or applicable portion thereof and shall direct Escrow Agent to return the Deposit or applicable portion thereof to Buyer (the “Buyer’s Notice”). Escrow Agent shall promptly deliver a copy of

Buyer’s Notice to Seller. Seller shall have three (3) business days after receipt of the copy of Buyer’s Notice to deliver written notice to Escrow Agent and Buyer objecting to the release of the Deposit or applicable portion thereof to Buyer (“Seller’s Objection Notice”). If Escrow Agent does not receive a timely Seller’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof to Buyer. If Escrow Agent does receive a timely Seller’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof only upon receipt of, and in accordance with, written instructions signed by Seller and Buyer, or the final order of a court of competent jurisdiction.

C. If, at any time after the expiration of the Review Period, Seller claims entitlement to the Deposit or applicable portion thereof, Seller shall give written notice to Escrow Agent stating that Buyer has defaulted in the performance of its obligations under the Contract, and shall direct Escrow Agent to release the Deposit or applicable portion thereof to Seller (the “Seller’s Notice”). Escrow Agent shall promptly deliver a copy of Seller’s Notice to Buyer. Buyer shall have three (3) business days after receipt of the copy of Seller’s Notice to deliver written notice to Escrow Agent and Seller objecting to the release of the Deposit or applicable portion thereof to Seller (“Buyer’s Objection Notice”). If Escrow Agent does not receive a timely Buyer’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof to Seller. If Escrow Agent does receive a timely Seller’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof only upon receipt of, and in accordance with, written instructions signed by Buyer and Seller, or the final order of a court of competent jurisdiction.

4. In the performance of its duties hereunder, Escrow Agent shall be entitled to rely upon any document, instrument or signature purporting to be genuine and purporting to be signed by and of the Parties or their successors unless Escrow Agent has actual knowledge to the contrary. Escrow Agent may assume that any person purporting to give any notice or instructions in accordance with the provisions hereof has been duly authorized to do so.

5. A. Escrow Agent shall not be liable for any error of judgment, or any action taken or omitted to be taken hereunder, except in the case of Escrow Agent’s willful, bad faith misconduct or negligence, nor shall Escrow Agent be liable for the conduct or misconduct of any employee, agent or attorney thereof. Escrow Agent shall be entitled to consult with counsel of its choosing and shall not be liable for any action suffered or omitted in accordance with the advice of such counsel.

B. In addition to the indemnities provided below, Escrow Agent shall not be liable for, and each of the Parties jointly and severally hereby indemnify and agree to save harmless and reimburse Escrow Agent from and against all loss, cost, liability, damage and expense, including outside counsel fees in connection with its acceptance of, or the performance of its duties and obligations under, this Agreement, including the costs and expenses of defending against any claim arising hereunder unless the same are caused by the willful, bad faith misconduct or negligence of Escrow Agent.

C. Escrow Agent shall not be bound or in any way affected by any notice of any modification or cancellation of this Agreement, or of any fact or circumstance affecting or alleged to affect rights or liabilities hereunder other than as is herein set forth, or affecting or alleged to affect the rights and liabilities of any other person, unless notice of the same is delivered to Escrow Agent in writing, signed by the proper parties to Escrow Agent’s satisfaction and, in the case of modification, unless such modification shall be approved by Escrow Agent in writing.

6. A. Escrow Agent and any successor escrow agent, as the case may be, may resign his or its duties and be discharged from all obligations hereunder at any time upon giving five (5) days’ prior written notice to each of the Parties hereto. The Parties hereto will thereupon jointly designate a successor escrow agent hereunder within said five (5) day period to whom the Deposit shall be delivered. In default of such a joint designation of a successor escrow agent, Escrow Agent shall retain the Deposit as custodian thereof until otherwise directed by the Parties hereto, jointly, or until the Deposit is released in accordance with clause (B) below, in each case, without liability or responsibility.

B. Anything in this Agreement to the contrary notwithstanding, (i) Escrow Agent, on notice to the Parties hereto, may take such other steps as the Escrow Agent may elect in order to terminate its duties as Escrow Agent hereunder, including, but not limited to, the deposit of the Deposit with a court of competent jurisdiction in the Commonwealth of Virginia and the commencement of an action of interpleaders, and (ii) in the event of litigation between any of the Parties with respect to the Deposit, Escrow Agent may deposit the Deposit with the court in which said litigation is pending and, in any such event, Escrow Agent shall be relieved and discharged from any liability or responsibility to the Parties hereto. Escrow Agent shall not be under any obligation to take any legal action in connection with this Agreement or its enforcement or to appear in, prosecute or defend any action or legal proceeding which, in the opinion of Escrow Agent, would or might involve Escrow Agent in any cost, expense, loss, damage or liability, unless and as often as requested, Escrow Agent shall be furnished with security and indemnity satisfactory to Escrow Agent against all such costs, expenses (including attorney’s fees), losses, damages and liabilities.

7. All notices required herein shall be deemed to have been validly given, as applicable: (i) if given by telecopy, when the telecopy is transmitted to the party’s telecopy number specified below and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next business day if not confirmed during normal business hours, (ii) if hand delivered to a party against receipted copy, when the copy of the notice is receipted or rejected, (iii) if given by certified mail, return receipt requested, postage prepaid, two (2) business days after it is posted with the U.S. Postal Service at the address of the party specified below or (iv) on the next delivery day after such notices are sent by recognized and reputable commercial overnight delivery service marked for next day delivery, return receipt requested or similarly acknowledged:

(i)	If addressed to Seller or Fee Title Owner, to:

IRNM Hotel Investors, L.L.C. 914 Hartford Turnpike Waterford, Connecticut 06385 Attention: Robert W. Winchester Fax: (860) 437-7752

with a copy to:

Bingham McCutchen LLP
One State Street Hartford, Connecticut 06103 Attention: Frank A. Appicelli, Esq. Fax: (860) 240-2800

(ii)	If addressed to Buyer, to:

Apple Seven Hospitality Ownership, Inc. 8141. Main Street Richmond, Virginia 23219 Attn: Sam Reynolds Fax No.: (804) 344-8129

with a copy to:

Apple Seven Hospitality Ownership, Inc.
814 E. Main Street
Richmond, Virginia 23219
Attn: Legal Dept.
Fax No.: (804) 727-6349

(iii)	If addressed to Escrow Agent, to:

LandAmerica Dallas National Division 8201 Preston Road, Suite 280 Dallas TX 75225 Fax No.: (214) 368-0039

or such other address or addresses as may be expressly designated by any party by notice given in accordance with the foregoing provisions and actually received by the party to whom addressed.

8. This Agreement may be executed in any number of counterparts each of which shall be deemed an original and all of which, together, shall constitute one and the same Agreement.

9. The covenants, conditions and agreements contained in this Agreement shall bind and inure to the benefit of each of the Parties hereto and their respective successors and assigns.

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IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

SELLER:

IRNM HOTEL INVESTORS L.L.C.

By:
Name:
Title:

NORMAN HOTEL VENTURE I:

By:
Name:
Title:

BUYER:

APPLE SEVEN HOSPITALITY OWNERSHIP, INC.

By:
Name:
Title:

ESCROW AGENT:

LANDAMERICA AMERICAN TITLE COMPANY

By:
Name:
Title:

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